UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

FORM 8-K
__________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 12, 2016
_______________________

SERVICENOW, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2225 Lawson Lane	95054
Santa Clara, California	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (408) 501-8550
Not Applicable
_____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On December 12, 2016, Daniel R. McGee stepped down from his role as Chief Operating Officer of ServiceNow, Inc. (“ServiceNow” or the “Company”). Mr. McGee will remain employed with the Company to assist in transition matters through February 2017.
(c)
On December 9, 2016, the Board of Directors (the “Board”) of the Company appointed Chirantan “CJ” Desai, age 46, as the Company’s Chief Product Officer, to take effect upon his commencement of employment, which occurred on December 12, 2016 (the “Employment Date”). From September 2013 until December 2016 Mr. Desai held several positions at EMC. Most recently, he served as the President of the Emerging Technologies Division from September 2014 to December 2016, where he oversaw product management, engineering, product marketing, research and development, the launch of new product lines, and the growth of new businesses that help customers accelerate their journey to cloud computing. Prior to joining EMC, Mr. Desai held several leadership roles at Symantec Corporation from November 2004 to September 2013. Most recently, he served as Executive Vice President of Information Management from January 2013 to September 2013, where he led the strategy, development, technical support and delivery of Symantec’s backup and recovery, storage and availability, archiving and eDiscovery products. He also served as Senior Vice President and General Manager of Symantec’s Endpoint and Mobility Group from May 2011 to May 2012, where he headed engineering, product management and all related product operations for Symantec’s Endpoint Protection, Protection Suites, Mail and Web Security, Virtualization Security, and Mobility solutions. Prior to Symantec, he held product development roles at Pivotal Corporation and Oracle Corporation. Mr. Desai currently serves as a member of the board of directors of Zebra Technologies Corp., an enterprise asset intelligence company. Mr. Desai holds a master’s degree in Computer Science and a master’s degree in Business Administration from the University of Illinois at Urbana-Champaign.
Mr. Desai is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with this appointment, Mr. Desai and the Company entered into an Offer Letter of Employment dated December 7, 2016 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Desai will receive an initial annual base salary of $450,000. In addition, Mr. Desai will be eligible for an annual performance-based cash bonus, with a target amount equal to 67% of his base salary based on performance measures set and being satisfied, as determined by the Compensation Committee of the Board, paid on a quarterly basis.
Pursuant to the Offer Letter the Company will grant Mr. Desai a restricted stock unit award covering 150,000 shares of the Company’s Common Stock (the “RSUs”) that will vest and settle as to 25% of the RSUs in February 2018, with the remaining RSUs to vest in equal quarterly installments over the subsequent three years, subject to Mr. Desai’s continued employment with the Company on the respective vesting dates. The Company will also grant Mr. Desai a stock option to purchase 150,000 shares of the Company’s Common Stock (the “Option”), with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. The Option will vest as to 25% of the total shares subject to the Option on the first anniversary of the Employment Date with the remaining shares subject to the

Option to vest monthly over the subsequent 36 months, subject to Mr. Desai’s continued employment with the Company on the respective vesting dates.
If Mr. Desai’s employment with the Company is terminated without Cause or he resigns his employment for Good Reason within 12 months after a Change in Control (each as defined in the Offer Letter) of the Company, then 50% of Mr. Desai’s then-unvested shares subject to his outstanding restricted stock units and options shall immediately accelerate. Receipt of these severance benefits is conditioned on execution by Mr. Desai of a release of claims in favor of the Company.
If Mr. Desai’s employment with the Company is terminated without Cause or he resigns his employment for Good Reason, whether or not in connection with a Change in Control of the Company (as defined in the Offer Letter), then Mr. Desai will be entitled to receive a lump sum payment equal to three months of his then-current base salary. Receipt of these severance benefits is conditioned on execution by Mr. Desai of a release of claims in favor of the Company.
Further, in connection with his appointment as the Chief Product Officer, Mr. Desai executed the Company’s standard form of indemnity agreement for officers.
The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(e)
The information set forth above under 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICENOW, INC.

Date: December 12, 2016	By:	/s/ Frank Slootman
Frank Slootman President and Chief Executive Officer